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EXHIBIT 11.1


STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
(UNAUDITED)

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
                                                                 Three Months Ended June 30         Six Months Ended June 30
                                                                    1999             2000             1999             2000
                                                                 ---------        ---------        ---------        ---------
March
 Loss before extraordinary item                                  $ (44,711)       $ (56,039)       $ (86,724)       $(103,743)

 Extraordinary item                                                      -           15,787                -           15,787

 Net loss                                                          (44,711)         (40,252)         (86,724)         (87,956)
    Preferred dividends                                             (4,048)          (2,299)          (8,051)          (5,086)
    Series C Preferred Exchange Inducement                               -                -                -           (6,308)
    Gain on repurchase of preferred stock                                -                -            2,208                -
                                                                 ---------        ---------        ---------        ---------
 Net (loss)/gain attributable to common stockholders             $ (48,759)       $ (42,551)       $ (92,567)       $ (99,350)
                                                                 =========        =========        =========        =========

 Weighted-average shares outstanding:
      Shares outstanding, beginning of period                       41,583           80,353           41,583           41,902
      Shares issued for stock warrants exercised                         -                                87              839
      Shares issued for exercise of stock options                        -                                                541
      Shares issued in exchange for Series C Preferred                                                                  7,729
      Shares issued for exchange of subordinated notes                                3,002                             1,501
      Shares issued to equity investors                                                                                13,657
                                                                 ---------        ---------        ---------        ---------
 Weighted-average shares outstanding                                41,583           83,355           41,670           66,169
                                                                 =========        =========        =========        =========


 Basic and diluted loss per share attributable
    to common stockholders                                       $       -        $   (0.70)       $   (2.22)       $   (1.74)
 Extraordinary item, net of income tax benefit                           -             0.19                -             0.24
                                                                 ---------        ---------        ---------        ---------

 (Loss)/gain per share attributable to common stockholders       $   (1.17)       $   (0.51)       $   (2.22)       $   (1.50)
                                                                 =========        =========        =========        =========
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